UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2013

Eastern Virginia Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	000-23565	54-1866052
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 Hospital Road, Tappahannock, Virginia	22560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 443-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders

On June 10, 2013, Articles of Amendment to the Articles of Incorporation of Eastern Virginia Bankshares, Inc. (the “Company”) became effective. The Articles of Amendment designate 5,250,000 shares of the Company’s authorized but unissued preferred stock as shares of the Company’s non-voting mandatorily convertible non-cumulative preferred stock, Series B, par value $2.00 per share (the “Series B Preferred Stock”) with the terms, including preferences, limitations and relative rights, set forth in the Articles of Amendment.

The Articles of Amendment provide that the holders of any outstanding Series B Preferred Stock will be entitled to receive dividends and distributions if, as and when declared by the Company’s Board of Directors, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of whole shares of the Company’s common stock that such shares of Series B Preferred Stock would be convertible into upon satisfaction of the Conversion Conditions (as defined below). The Company will not pay any dividends with respect to its common stock unless an equivalent dividend also is paid to the holders of all outstanding Series B Preferred Stock.

The Series B Preferred Stock will rank junior with regard to dividends to any class or series of capital stock of the Company the terms of which expressly provide that such class or series will rank senior to the common stock or the Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company (“Senior Stock”), including the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”). The Series B Preferred Stock will have the same priority, with regard to dividends, as the Company’s common stock.

Each share of Series B Preferred Stock will be convertible into one share of the Company’s common stock, subject to adjustment as set forth in the Articles of Amendment, (i) automatically in the hands of a transferee immediately upon the consummation of a Permitted Transfer (as defined below) or (ii) if the Board of Directors acting in its sole and absolute discretion has approved the conversion and the conversion would not result in the holder of the shares beneficially owning, together with its affiliates more than 4.9% (or, in the case of Castle Creek Capital Partners IV, LP and its affiliates and GCP III EVB LLC and its affiliates only, 9.9%) of the outstanding shares of the Company’s common stock (clauses (i) and (ii) together, the “Conversion Conditions”). A “Permitted Transfer” is either (i) a widespread public distribution, including pursuant to Rule 144 of the Securities Act of 1933, as amended, (ii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of capital stock of the Company that is then entitled to vote generally in the election of directors of the Company (“Voting Securities”) or (iii) a transfer to a transferee that would control more than 50% of the Voting Securities without any transfer from the transferee.

The Series B Preferred Stock will rank, as to rights on liquidation, dissolution or winding up of the Company: (i) junior to the Series A Preferred Stock, and all future issuances of classes or series of Senior Stock; and (ii) equal to the Company’s common stock.

The holders of the Series B Preferred Stock will not have voting rights other than those described below, except to the extent specifically required by Virginia law. Under the Articles of Amendment, the Company must receive the approval of the holders representing a majority of the number of shares of common stock into which the Series B Preferred Stock is then convertible, voting as a separate class, to (i) increase the authorized number of shares of Series B Preferred Stock; (ii) enter any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict in any material respect with, or significantly and adversely affect, the powers, rights or preferences of the Series B Preferred Stock; (iii) amend the Articles of Incorporation or bylaws of the Company, if such amendment would significantly and adversely alter, change or affect the powers, preferences or rights of the holders of Series B Preferred Stock; or (iv) amend or waive any provision of Article II, Paragraph F of the Articles of Incorporation, which establishes and sets forth the terms of the Series B Preferred Stock.

The Series B Preferred Stock will not entitle the holders thereof to any preemptive rights.

A copy of the Articles of Amendment is filed as Exhibit 3.1 hereto and is incorporated herein by reference. The description of the terms of the Articles of Amendment in this Item 3.03 is qualified in its entirety by reference to Exhibit 3.1.

As disclosed on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 13, 2013, on June 12, 2013, the Company issued 5,240,192 shares of Series B Preferred Stock in connection with the closing of its $45.0 million private placements.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Amendment to Articles of Incorporation

The information set forth above under Item 3.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.03.

Amendment to Bylaws

Effective June 4, 2013, the Company’s Bylaws were amended to change the range of the size of the Board of Directors from ten to fourteen directors to ten to seventeen directors. This amendment to the Company’s Bylaws was approved by the Company’s shareholders at the Company’s 2013 Annual Meeting of Shareholders held on June 4, 2013. The text of this amendment was included as Appendix E to the Company’s proxy statement filed with the Securities and Exchange Commission on April 26, 2013. The Company’s updated Bylaws, as amended, are filed as Exhibit 3.2 hereto.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

3.1	Articles of Amendment to the Articles of Incorporation of Eastern Virginia Bankshares, Inc., effective June 10, 2013.

3.2	Bylaws of Eastern Virginia Bankshares, Inc., as amended June 4, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTERN VIRGINIA BANKSHARES, INC.

Dated: June 14, 2013	/s/ J. Adam Sothen
By: J. Adam Sothen
Executive Vice President & Chief Financial Officer

Exhibit Index

Exhibit No.	Description

3.1	Articles of Amendment to the Articles of Incorporation of Eastern Virginia Bankshares, Inc., effective June 10, 2013.

3.2	Bylaws of Eastern Virginia Bankshares, Inc., as amended June 4, 2013.

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